Exhibit 10.16

RETAINED FRANCHISE MANAGEMENT AGREEMENT

This Retained Franchise Management Agreement (this “Agreement”) is made and entered into as of the 1st day of March, 2004, by and between Hornell Television Service, Inc. (“Seller”), and Atlantic Broadband Finance, LLC (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller and Buyer are among the parties to an Asset Purchase Agreement, dated as of September 3, 2003 (as amended, the “Purchase Agreement”; capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement);

WHEREAS, Section 6.14(a)(iii) of the Purchase Agreement provides that, at the Closing, Seller and Buyer shall enter into a management agreement pursuant to which Buyer will provide day-to-day management services for Seller’s cable television systems serving the Retained Consent Franchises (the “Managed Systems”); and

WHEREAS, the Retained Consent Franchises are identified on Exhibit A hereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and undertakings set forth herein, the receipt and consideration of which hereby are acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

TERM OF AGREEMENT

1.1 Definition of Term. This Agreement shall commence as of the date hereof and shall remain in effect until the earlier of (i) the occurrence of a Subsequent Consent Transfer with respect to each Retained Consent Franchise, or (ii) August 31, 2004 (the period of effectiveness of this Agreement is referred to herein as the “Term”).

ARTICLE 2

MANAGEMENT RESPONSIBILITIES

2.1 Appointment. During the Term, Seller hereby appoints Buyer, and Buyer hereby accepts such appointment, to provide (or cause its Affiliate to provide) the management services described in Section 2.2 hereof, subject to the terms and conditions set forth in this Agreement.

2.2 Buyer’s Obligations. Subject to the limitations set forth in Sections 2.3, 2.4 and 3.1 during the Term, Buyer shall be responsible for conducting the day-to-day business and affairs of each Managed System. Without limiting the generality of the foregoing, Buyer shall (or shall cause its Affiliate to):

(a) maintain, construct and operate each Managed System in the ordinary course, consistent with Buyer’s operating budgets, if any, established for the period covered by this Agreement on a basis consistent with Buyer’s other cable systems;

(b) pay or cause to be paid all ordinary course expenses, liabilities and charges arising from the operation of any Managed System that are payable during the Term (in each case so long as such expenses, liabilities and charges are Assumed Liabilities or would have constituted Assumed Liabilities had the Retained Consent Franchise and/or Retained LLC Consent Franchise Assets to which such Managed System relates been included among the Assets transferred to Buyer at the Closing), including all franchise fees (if any), real and personal property taxes, copyright royalties, programming fees, insurance premiums, assessments and other impositions applicable to the operation of any Managed System during the Term hereof;

(c) obtain, maintain and pay all programming fees in connection with all programming to be distributed by any Managed System during the Term, subject to Section 2.3(c);

(d) prepare and file or cause to be filed all reports and statements of account required to be filed during the Term with respect to any Managed System with the U.S. Copyright Office;

(e) maintain all books and records relating to any Managed System; and

(f) coordinate the management and operation of any Managed System, including the performance of such functions as the collection of subscriber receivables and the providing of repair, maintenance and equipment replacement, as well as community and other services to be furnished by any Managed System under any applicable agreement, license or other instrument relating to the operation of any Managed System; provided in each case, that certain of these activities may be performed by (i) Seller pursuant to the Transition Services Agreement, or (ii) by a third party contracted by Buyer or its subsidiary at its sole cost; and provided further that Buyer may, but shall not be required to, make capital expenditures for improvements to the Managed Systems.

2.3 Negative Covenants. Buyer shall (or shall cause its Affiliate to) operate each Managed System, including the provision of the management services described in Section 2.2, in the ordinary course consistent with Buyer’s operation of the other cable television systems acquired from Seller and the other Sellers pursuant to the Purchase Agreement. Notwithstanding the generality of the foregoing or of Section 2.2, without Seller’s prior written consent, Buyer shall not:

(a) Sell or hypothecate any of the assets used in any Managed System, other than (i) the sale or abandonment of worn out or obsolete materials, supplies and equipment for which suitable replacements have been made, if necessary, (ii) the sale of equipment to subscribers of any Managed System to be used by subscribers to receive services from such Managed System, or (iii) Assets transferred to Buyer at the Closing or LLC Assets owned by LLCs whose LLC Interests are transferred to Buyer at the Closing;

(b) Change any of the rates charged to subscribers of any Managed System ;

(c) Enter into, or cause Seller to enter into or become subject to, any contract or other instrument or understanding that will bind Seller, other than in the ordinary course of business not inconsistent with any express term hereof;

(d) Institute, defend or settle litigation or other legal proceedings relating to any Managed System, or apply for injunctive relief or give release and discharges with respect to any of the foregoing, except (i) to the extent relating to Assets transferred to Buyer at the Closing or LLC Assets owned by LLCs whose LLC Interests are transferred to Buyer at the Closing, (ii) pursuant to Section 10 of the Purchase Agreement, to the extent applicable, or (iii) that Buyer will be entitled to institute and prosecute collection proceedings and legal actions incident thereto to enforce the collection of payments due from subscribers of any Managed System;

(e) Cause Seller to enter into any contract or understanding with Buyer or any affiliate of Buyer, other than this Agreement, an asset purchase or like agreement providing for Buyer’s acquisition of any Managed System and any other agreement related thereto;

(f) Cause or permit any Managed System to offer or provide, or cause Seller to enter into any agreement for any Managed System to offer or provide, capacity of any Managed System for a third person to provide any communications services;

(g) Cause Seller to acquire any cable television, SMATV or other multi-channel video distribution system or related business or any other company;

(h) Cause Seller to borrow from banks or other lending institutions for any purpose; or

(i) Cause Seller to issue any note, debenture or other debt instrument or grant any security interest or other lien on any asset of Seller to secure repayment of borrowed sums or replace, modify, extend or consolidate any security interest or other lien.

2.4 Standard of Conduct. Buyer shall carry out its responsibilities under this Agreement with reasonable care and skill.

2.5 Operating Name. Buyer shall have the right to operate the System under the name “Atlantic Broadband” and derivatives thereof during the Term hereof, including the right to deal directly with existing customers and market to existing and potential customers under such name.

2.6 Seller’s Obligations. Seller shall:

(a) Execute and deliver to Buyer for filing, in a timely manner, any documents, reports, regulatory filings and other instruments that are required in the management and operation of each Managed System; and

(b) Maintain in effect its existing policies of insurance and any performance bonds with respect to each Managed System.

2.7 No Employee/Contractor Liability. The parties expressly acknowledge and agree that Seller shall not have any obligation or liability whatsoever to any employee or contractor of Buyer arising as a result of this Agreement, including, without limitation, any obligation or liability for any salary, benefits, compensation, reimbursement or severance pay or any obligation to employ or retain, or to offer to employ or retain, any employee of Buyer.

ARTICLE 3

REVENUES AND PAYMENT OF EXPENSES

3.1 Revenues and Expenses. Notwithstanding anything to the contrary contained herein, during the Term, Buyer shall be entitled to receive and retain for its account all revenues resulting from the operation of each Managed System, and shall be responsible for and shall pay when due all operating expenses incurred in the operation and maintenance of each Managed System (so long as such expenses are Assumed Liabilities or would have constituted Assumed Liabilities had the Retained Consent Franchise and/or Retained Consent LLC Franchise Assets to which such Managed System relates been included among the Assets transferred to Buyer at the Closing), including to the extent such expenses exceed revenues from the operation of such Managed System. Seller shall promptly forward to Buyer for payment any invoices received by Seller for operating expenses relating to any Managed System (other than expenses Seller otherwise is required to pay pursuant to the Purchase Agreement). Buyer shall reimburse Seller for any operating expenses paid by Seller relating to any Managed System upon presentation to Buyer of documentation substantiating such payment. To the extent that Seller receives payments or other revenue with respect to any Managed System, Seller will promptly notify Buyer in writing of same and promptly pay or cause such amounts to be paid to Buyer. For the avoidance of doubt, Buyer will not be required under this Agreement to pay any expenses, liabilities or charges with respect to a Managed System that (i) relate to pre-Term periods unless such expenses, liabilities or charges are Assumed Liabilities or would have constituted Assumed Liabilities had the Retained Consent Franchise and/or Retained LLC Consent Franchise Assets to which such Managed System relates been included among the Assets transferred to Buyer at the Closing, or (ii) are required to be paid by Seller pursuant to the Purchase Agreement, including, without limitation, Sections 2.2 and 6.7 thereof.

ARTICLE 4

TERMINATION; SUBSEQUENT CONSENT TRANSFER

4.1 Termination in General. This Agreement shall terminate and be of no further force or effect upon the expiration of the Term.

4.2 Termination of Managed System. This Agreement shall terminate with respect to an individual Retained Consent Franchise upon the first to occur of (i) a Subsequent Consent Transfer of such Retained Consent Franchise, (ii) the revocation by the applicable Governmental Authority of such Retained Consent Franchise, or (iii) the order of a court requiring the termination of this Agreement with respect to such Retained Consent Franchise. Upon the termination of this Agreement with respect to a Retained Consent Franchise, the Managed System related to such Retained Consent Franchise shall cease to constitute a “Managed System” for purposes of this Agreement.

4.3 Subsequent Consent Transfer. As soon as practicable following Buyer and Seller learning that a Required Consent for any Retained Consent Franchise is not likely to be obtained prior to the termination of this Agreement, Seller and Buyer shall discuss in good faith whether Buyer and Seller shall enter into a Subsequent Consent Transfer with respect to such Retained Consent Franchise or enter into another equitable arrangement in order to maintain the cable television service provided to such Retained Consent Franchise. Notwithstanding the immediately preceding sentence, Buyer’s obligation to acquire such Retained Franchise Consent shall otherwise terminate in accordance with Section 6.14(a)(ii) of the Purchase Agreement.

ARTICLE 5

INDEMNIFICATION

5.1 General. The parties acknowledge and agree that this Agreement shall be considered a Related Agreement (as defined in the Purchase Agreement) for purposes of Section 10 of the Purchase Agreement; provided, that notwithstanding anything to the contrary set forth in Section 10 of the Purchase Agreement, (i) no party to this Agreement will be entitled to seek or recover damages for lost profits, loss of business, interruption of business or any consequential, special, punitive or exemplary damages relating to or connected with this Agreement, in any way under any circumstances or for any reason, and (ii) in no event will the aggregate liability of Buyer under this Agreement exceed the product of $3,255 and the aggregate number of Equivalent Basic Subscribers covered by the Retained Consent Franchises.

5.2 Seller’s Indemnification. In addition, Seller shall indemnify and hold Buyer and its affiliates, managers, officers, employees, agents, successors and assigns harmless from and against any and all Claims related to defending any challenges raised with respect to Seller’s Retained Consent Franchise or the transactions described in Section 6.14(a) of the Purchase Agreement as applied to such Retained Consent Franchise.

ARTICLE 6

MISCELLANEOUS

6.1 Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its conflict of laws principles.

6.2 Assignment. Subject to the limitations set forth below, this Agreement will be binding upon the parties and their respective assigns and successors in interest and will inure solely to the benefit of the parties and their respective assigns and successors in interest, and no other person or entity will be entitled to any of the benefits conferred by this Agreement. Neither party will assign this Agreement in whole or in part, without the prior written consent of the other, which consent will not be unreasonably withheld or delayed, provided, however, that the consent of Seller is not required with respect to any assignment by Buyer (a) to an Affiliate of Buyer, or (b) to a lender for collateral purposes. No assignment will release the assigning party from any liability or obligation under this Agreement.

6.3 Notices. All notices, requests, and other communications contemplated by or made in connection with this Agreement shall be in writing and shall be delivered pursuant to Section 15 of the Purchase Agreement, which is incorporated herein by reference.

6.4 Entire Agreement. Except for the Purchase Agreement, this Agreement constitutes the entire agreement among the parties with respect to the management of the Managed Systems and supersedes all other prior agreements, understandings, and letters of intent, whether oral or written, among the parties solely with respect to the subject matter hereof. Modifications or amendments to this Agreement will be effective only if made in a written instrument executed by each of the parties.

6.5 Waiver. No waiver of any provision of this Agreement, and no consent to any default hereunder, will be effective unless the same is in writing and signed by an authorized representative of the party against whom such waiver or consent is claimed.

6.6 Headings. The paragraph and other headings contained in this Agreement are inserted for reference purposes only and will not affect the meaning or interpretation of this Agreement.

6.7 Severability. If any provision or portion of any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that such provision shall be ineffective only to the extent of such illegality, invalidity or cause of such unenforceability, and the remaining provisions or portions hereof will constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof will remain in full force and effect.

6.8 Counterparts. This Agreement may be executed in counterparts (including by means of faxed signature pages), each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

[Remainder of page intentionally blank; signature page follows.]

IN WITNESS WHEREOF, this Agreement has been executed by Seller and Buyer as of the date first above written.

BUYER:

ATLANTIC BROADBAND FINANCE, LLC

By:	/S/ EDWARD T. HOLLERAN
Name: Edward T. Holleran
Title: President and Chief Operating Officer

SELLER:

HORNELL TELEVISION SERVICE, INC.

By:	/S/ DEREK CHANG
Name: Derek Chang
Title: Executive Vice President

Exhibit A

Retained Consent Franchises

Great Valley, NY

Little Valley, Town, NY

Little Valley, Village, NY

Salamanca, City, NY

Salamanca, Town, NY